Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Appoints Brian McNamara
To Board of Directors

CHICAGO, February 2, 2024 – Mondelēz International, Inc. (Nasdaq: MDLZ) today announced the appointment of Brian McNamara to the Company’s Board of Directors, effective Feb. 1. McNamara has served as Chief Executive Officer of Haleon plc, formerly GSK Consumer Healthcare, since May 2022. Previously, he led GSK’s Consumer Healthcare business.
“We are pleased to welcome Brian to our Board. His breadth and depth of expertise in all aspects of consumer products leadership – including supply chain, brand marketing, customer engagement and more – will provide valuable insight and strategic input to our team,” said Dirk Van de Put, Chairman & CEO of Mondelēz International.
Before joining GSK in 2015, McNamara held a variety of senior leadership positions for several global consumer products companies, including Novartis AG and The Procter & Gamble Company. He currently sits on Haleon’s Board of Directors, as well as the Board of Directors of the Consumer Goods Forum.
McNamara’s appointment expands the size of the Company’s Board to 11 members, 10 of whom are deemed independent, including McNamara.

About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2023 net revenues of approximately $36 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.